Exhibit 10.8

LEASE AGREEMENT BETWEEN PT RIZKI LANCAR SENTOSA AND PT HELPORT CALLCONNECT SOLUTIONS

Schedule 1

1.	Date of Agreement : July 25, 2025

2.	No. of Lease Agreement : 017/PSM-RSQ/RLS/VII/2025

3.	Location (Unit Number) : 1st Floor Blok B No.3 (1FB03)

4.	Size Area : 190,50 m² netto

5.	Building Name : Roxy Square

6.	Address : Jin. Kyai Tapa No. 1, Jakarta Barat - 11440

7.	The First Party : PT Rizki Lancar Sentosa

8.	Represented by : Burham as of President Director

9.	Correspondence Address : PT Rizki Lancar Sentosa Roxy Square, Basement Floor Jin. Kyai Tapa No.1, Kel. Tomang, Kec. Grogol Petamburan Jakarta Barat - 11440

10.	Phone / Facsimile Number : (021) 56953500, (021) 50112222 / (021) 56953900

11.	The Second Party : PT Helport Caliconnect Solutions

12.	Represented by : Yanlong Li as of Regional Operation Director

13.	Correspondence Address : PT Helport Caliconnect Solutions Perwata Tower – CBD Pluit (15 Floor Suite) Jl. Pluit Selatan Raya Kay 1, Kel. Pluit, Kec. Penjaringan Jakarta Utara

14.	Phone/ Facsimile Number : (081) 226481803 PT HELPORT CALLCONNECT SOLUTIONS

15.	Lease Period : 12 (twelve) months/1 (one) year

16.	Starting Date : August 1, 2025

17.	End Date : July 31, 2026

18.	Extension : The Second Party has the right to extend the lease and get first priority, by submitting a written request to The First Party and upon agreement of the Parties.

19.	Payment Date : After the Agreement is signed by the Parties and no later than 21 (twenty one) days after the invoice and supporting documents are received completely by PT Helport Callconnect Solutions.

20.	Rental Price and Service Charge Price : ◇ Rental Price : Free Of Charge.
◇ Service Charge Price : IDR 75.000,-/m²/month.
Rental price and Service Charge price not including Value Added Tax (VAT), include Income Tax (PPh).

21.	Term of Payment 21.1 Rent Payment : Free Of Charge 21.2 Service Charge Deposit : IDR 28.575.000,- Paid in advance on August 2025.

22.	Service Charge Payment : IDR 14.287.500,-
Paid every month according to the invoice due date.
Service Charge fees are non-binding and will be reviewed annually in accordance with Article 6 paragraph (6.6).

23.	Bank Account for all transaction : Bank Name : Bank Sinarmas Account No. : 0022.143.638 Account Name : PT Rizki Lantdar Sentosa

Schedule 2

1.	Power Electricity : Provided by the building owner for 32 Ampere 1 phase.

2.	Electricity Cost : Billed every month according to usage.

3.	Signage Cost : The First Party is not entitled to charge any fees for the Second Party Signage except for the cost of electricity consumption if the Signage uses lighting.

This Lease Agreement is made and signed on Friday, July 25, 2025 in Jakarta (hereinafter referred to as ‘Agreement’) by and between:

I. PT Rizki Lancar Sentosa, a corporation incorporated under the laws of the Republic of Indonesia, and having its office at gedung Roxy Square Lantai Basement, Jin. Kyai Tapa No. 1, Kel. Tomang, Kec. Grogol Petamburan, West Jakarta, in this respect represented by Burham in his position as President Director, therefore acting for and on behalf of PT Rizki Lancar Sentosa (hereinafter referred to as “The First Party”);

II. PT Helport Caliconnect Solutions, a corporation incorporated under the laws of the Republic of Indonesia, and having its office at Perwata Tower – CBD Pluit (15 Floor Suite), Ji. Pluit Selatan Raya, Kel. Pluit, Kec. Penjaringan, Jakarta Utara, in this respect represented by Yanlong Li in his position as Regional Operation Director, therefore acting for and on behalf of PT Helport Caliconnect Solutions (hereinafter referred to as “The Second Party”);

The First Party and The Second Party hereinafter jointly referred to as ‘Parties’.

WHEREAS THE PARTIES declare as the following:

1.	Whereas, The First Party is legally own of land and building (hereinafter referred to as “Building”) known as Roxy Square building, address at Jin. Kyai Tapa No. 1, Kel. Tomang, Kec. Grogol Petamburan, Jakarta Barat, Indonesia.

2.	Whereas, The First Party agree to rent out as of The Second Party agree to rent in a space located at 1st floor Blok B No.03 with total size area 190.50 m².

Now therefore, The Parties is agreed to be bound into this agreement with the conditions:

ARTICLE 1

LEASE OBJECT

The First Party agree to rent out to The Second Party and The Second Party agree to rent in from The First Party the space located at Roxy Square building, 1st Floor Blok B No.03 at Jin. Kyai Tapa No. 1, Kel. Tomang, Kec. Grogol Petamburan, Jakarta Barat, total size area 190.50 m² netto (hereinafter referred to as “Location”) that will be used by The Second Party to run business operation according to the rule and regulation.

ARTICLE 2

LEASE PERIODE

2.1 The lease period of Location is for 1 (one) year, starting from August 1, 2025 to July 31, 2026.

2.2 By giving written notice to The First Party within at least 90 (ninety) days before the end of the Lease Period, The Second Party may extend the Lease Period for a specified period and has the right to extend the lease and get first priority by submitting a written application to The First Party of the agreement of the Parties in accordance with the terms and conditions as agreed later by the Parties based on the Agreement.

2.3 If within 90 (ninety) days prior to the expiration date of the Lease Period, the Parties do not reach an agreement regarding the terms and conditions that will apply to the Extension of the Lease Period, the Agreement ends at the time as specified in Article 2 paragraph (2.1) Agreement.

ARTICLE 3

PAYMENT OBLIGATIONS

3.1 Within period of lease agreement, The Second Party have obligation to pay the rental price, service charge price and others cost (if any) with the following terms:

a. Payment of the rental price must be paid in advance as stated in the payment schedule as follows:

I. Rent Payment : Free Of Charge

II. Service Charge Deposit : IDR 28.575.000,- Paid in advance on August 2025.

The Service Charge Deposit (if any) will be returned to The Second Party no later than 14 (fourteen) working days after the end of the Lease Period to The Second Party account number, and after all of The Second Party obligations have been paid to The First Party.

by transferring to The First Party account as provided : The First Party sends an invoice to The Second Party no later than 14 (fourteen) calendar days before the payment due date.

b. Payment of Service Charge must be paid in advance as stated in Schedule 1 point 22 by transferring to The First Party account, provided that The First Party sends an invoice to The Second Party no later than the 1st date of each month.

c. Unless agreed otherwise by the Parties, Income Tax (PPh) will be deducted directly by The Second Party with an obligation for The Second Party to submit proof of payment of PPh to The First Party.

d. The Second Party must bear all deductions or administrative costs that may arise in connection with the implementation of payment obligations to The First Party.

e. Upon the implementation of the payment of the Rent Price and other fees or payment obligations, The First Party provides a valid proof of receipt of payment (receipt) to The Second Party.

3.2 The Rent Price that must be paid by The Second Party to The First Party during the Lease Extension period, will be determined later at the time of the lease extension and in accordance with the Rent Price and Service Charge agreement that has been mutually agreed upon by the Parties.

ARTICLE 4 FACILITIES

4.1 To support The Second Party business activities, during the Lease Period, The First Party provides facilities and grant rights to The Second Party as follows :

a. Electrical Power of 32 Ampere 1 phase;

b. Electricity cost will be billed every month according to usage;

c. Signage that can be installed inside the building area outside the location (such as on the pillars of the building, building lobby or Food Court area) or Pole Sign outside the side of the building facing the street.

4.2 Changes in Location

The Second Party has the rights to make changes/additions in the Location for the renovation and installation at The Second Party’s own expense, with prior written approval from The First Party.

4.3 The Second Party has the right to make additional electrical power, at The Second Party’s own expense, with prior written approval from The First Party.

4.4 The Second Party has the rights to install the signage and determine the size and location of the signage, at the cost of production and Advertising Tax borne entirely by The Second Party, provided that The First Party is not entitled to charge any fees related to the installation of the signage, except for the cost of electricity consumption if the Signage uses lighting/lamps.

4.5 The First Party agrees that The Second Party will provide its own security personnel who is tasked with maintaining security at the Location for 24 (twenty four) hours, the costs for providing security personnel are fully borne by The Second Party.

4.6 The Second Party is obliged to treat and maintain the cleanliness of the Location as well as possible.

4.7 The Second Party is allowed to use the area outside the building which is still included in the Location for the installation of additional communication equipment, Off Hour Air Conditioning, emergency power and others equipment which commonly used by The Second Party in carrying out its business activities, at the expense and responsibility of The Second Party.

4.8 The Second Party have the right to add telephone lines to Telkom through the building management, at the expense and responsibility of The Second Party, with prior written notification to The First Party.

4.9 The Second Party has the right to vehicle parking facilities (cars and motorbikes) with the terms and conditions that apply from the building management.

ARTICLE 5

OBLIGATIONS AND WARRANTIES OF THE FIRST PARTY

During the Lease Period, The First Party is obliged to carry out and declare that will insure The Second Party against the following:

5.1 The First Party warrants that The First Party is the owner of the Building. The First Party has obtained permission from the authorized party to build or operate the building, and is authorized and has obtained all permits required for the implementation of the signing of the Agreement, and will always maintain the validity of the permit.

5.2 The First Party guarantees that during the Lease Period, The Second Party will not get any disturbances or demands from anyone who claims to have prior rights or co-owns any rights to the Location, and therefore The First Party hereby expressly releases The Second Party from all claims and/or disturbances regarding the foregoing, as long as The Second Party fulfills the payment of the Rent Fee and carries out and complies with its obligations under the Agreement.

5.3 The First Party will carry out maintenance, repairs, renovations or other changes to the Location which are needed from time to time to meet the requirements of the authorized party and to support the smooth running of The Second Party business activities at the Location. Accordingly, The First Party and any person authorized by The First Party during the Lease Period, as well as with all necessary materials and equipment, may enter the Location for such purposes or to make repairs to the facilities required by The First Party by giving notice to The Second Party in period of 2 (two) working days in advance and after obtaining approval from The Second Party. The First Party is obliged to clean the Location after carrying out maintenance, repairs, renovations or other changes to the Location.

5.4 If within 90 (ninety) days after the signing of the Agreement it turns out that the Location is seriously damaged due to structural damage or other hidden damage, namely damage that includes cracked walls/walls, sloping roof structure, leaking roof, roof/celling down, damage due to termites and/or rats and others so that The Second Party cannot use the Location properly, The First Party at his own expense is obliged to repair or renovate the Location back to its original state.

5.5 The First Party guarantees that the land and buildings are not in dispute or confiscated by any party, and there are no hidden defects that have not been and/or have not been disclosed to The Second Party prior to the signing of the Agreement.

5.6 The First Party guarantees that if the land and building will be or are being used as collateral for a loan, the land and building will not be confiscated by the lender or any other party, and therefore the bank or financial institution providing the loan will issue a letter of approval or permit related to this lease to The First Party.

5.7 The First Party will hand over the land and building (Location) to The Second Party in a vacant condition along with the keys in full on the Start Date of the Lease.

ARTICLE 6

OBLIGATIONS AND WARRANTIES OF THE SECOND PARTY

During the Lease Period, The Second Party is obliged to carry out and declare that he will insure The First Party against the following:

6.1 The Second Party must pay the rental fee including but not limited to the Rent Price, Service Charge, Rental Deposit, Telephone Deposit and electricity, water, telephone and other costs (if any), which that are the burden and responsibility of The Second Party in a timely.

6.2 The Second Party is obliged to maintain and maintain the cleanliness of the Location as well as possible, and will immediately notify The First Party of The Second Party request for repairs to the Location as well as any damage to the facilities that The First Party must provide.

6.3 The Second Party will not place tools or heavy machinery or other equipment which of its type or size can cause damage to the structure or to the floor or to any part of the Location unless necessary to support the business activities of The Second Party.

6.4 The Second Party is a Limited Liability Company established under the laws of Indonesia, has all necessary permits to conduct its business activities and has full rights to sign and implement the Agreement.

6.5 The Second Party has taken all necessary actions and obtained all approvals/permits in accordance with the provisions of The Second Party Articles of Association and/or applicable laws and regulations to sign and implement the Agreement and the party signing the Agreement for The Second Party has the authority to sign the Agreement and bind The Second Party.

6.6 The Service Charge price will be reviewed annually, which will be done at the Owner’s discretion in consideration of increasing operational costs.

ARTICLE 7

INSURANCE

7.1 During the Lease Period, the Location will be insured by The First Party for and on his behalf against the risk of destruction or damage due to fire, earthquake and all other risks which are generally covered in the business world of the Location.

7.2 The Second Party is obliged to insure all goods/assets belonging to The Second Party that are/placed at the Location against the danger of fire, theft or other hazards in sufficient quantities according to The Second Party policy. These obligations are the responsibility of The Second Party.

7.3 The Second Party shall not undertake or be permitted to undertake any activity which may cancel any insurance Policy closed by The Second Party or which causes an increase in the premium or premium of such insurance Policy.

ARTICLE 8

GUARANTEE OF THE USAGE OF THE LOCATION

The agreement will not expire due to the dissolution of The First Party and/or due to the sale of the Location prior to the expiration of the Lease Period. In that case, the successor/successor of each Party and/or the new Owner must comply with the terms and conditions described in the Agreement.

ARTICLE 9

TRANSFER OF LEASE

During the validity period of the Lease, the Second Party has no right to transfer the lease of the Location to another third party or to use the Location jointly with another party without the written permission of The First Party. Not categorized as Lease Transfer if there is a change in the name of The Second Party, as evidenced by a legal document, namely the Deed of Amendment to the Articles of Association.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1 The Agreement cannot be terminated before the end of the lease period, except as stated in Article 10 paragraph (10.3) and Article 10 paragraph (10.4), by giving written notice to The Second Party or The First Party no later than 90 (ninety) calendar days in advance.

10.2 If at the time of termination of the Agreement there are obligations that have not been carried out by The Second Party, The Second Party is obliged to carry out/fulfill these obligations no later than 30 (thirty) working days after the Agreement was terminated prematurely.

10.3 If at the time of the Agreement prior to the expiration of the Lease Period, a problem occurs due to the absence of a Building Permit (IMB) for the leased building with the relevant agencies (including repairs to the building structure) causing The Second Party to be unable to operate, The Second Party has the right to decide to terminate the agreement. The rental period is earlier in accordance with Article 10 paragraph (10.1) of the Agreement and The First Party is required to return the remaining rent for the period of the rental period that has not been served.

10.4 If the leased land and buildings are collateral for a loan and at the time of the Agreement, prior to the expiration of the lease term, The First Party defaults which may cause the Lease Period to be terminated, The First Party must notify The Second Party in writing no later than 6 (six) months after the Agreement will terminate prematurely and must return to The Second Party the remaining rent for the period of the lease that has not been served.

ARTICLE 11

FORCE MAJEURE

11.1 Force Majeure is an event that occurs outside the will and power of the Parties which can directly and materially affect the implementation of the obligations of the Parties under the Agreement including but not limited to the occurrence of natural events such as earthquakes, hurricanes, floods, landslides, tsunamis, strikes lightning, volcanic eruptions and other natural disasters, fires, riots, terrorism, sabotage, embargoes and strikes, wars whether declared or not, applicable laws and regulations or state policies that must be obeyed.

11.2 If the Agreement cannot be executed as a result of the occurrence of one or more Force Majeure events, then the Party whose performance of its obligations is hampered due to the Force Majeure event is obliged to notify the other Party in writing within 7 (seven) working days from the occurrence of the said incident regarding the existence of such event, by proving that the said obstacle is the result of Force Majeure.

11.3 In the event that one or more Force Majeure events/events occur, the Parties jointly or individually based on good faith will make any and all efforts and efforts to the maximum extent possible so that the said events/events can be reduced to a minimum/as short as possible.

11.4 Furthermore, if the Force Majeure event has been completed, the Party whose implementation of its obligations is hampered is also obliged to notify the other Party in writing within 7 (seven) working days from the completion of the said Force Majeure event, then the Parties will resume the implementation of the Agreement.

11.5 If the Force Majeure event or events cannot be resolved within a period of 3 (three) months from the date the occurrence/event occurs, The Second Party may terminate the Agreement and The First Party is obliged to return to The Second Party the Rental Deposit and the remaining rental fees and/or Service Charges paid in advance for a period during which the Location cannot be used properly.

ARTICLE 12 LAND AND BUILDING IMPROVEMENTS

12.1 In the event of damage to the Location which prevents The Second Party or the agent/representative appointed by The Second Party from using all or most of the Location due to the fault of The First Party, and/or the occurrence of a Force Majeure event against The First Party, The First Party is obliged to immediately complete the repair of the Location. that has been damaged no later than 3 (three) months, During the Location repair period, The Second Party is not obliged to pay rent until the Location can be reused and will take into account the Lease Period.

12.2 In the event that the damage to the Location as referred to in Article 12 paragraph (12.1) of the Agreement causes the Location to be damaged in such a way that it is difficult or impractical for The First Party to repair or restore the damage without obtaining sole control over the Location, or in the case of repairs carried out by The First Party as referred to in Article 12 paragraph (12.1) of the Agreement is not completed within a period of 3 (three) months from the occurrence of the damage or Force Majeure event, The Second Party has the right to terminate the Agreement with the obligation for The First Party to return to The Second Party the Rental Deposit and the remaining balance. rental fees and/or Service Charges that have been paid in advance for a period during which the Location cannot be used.

ARTICLE 13 DEFAULT

13.1 Each of the following events/events shall be deemed to be an omission in the Agreement:

a. The First Party or The Second Party is deemed to be negligent under the Agreement if The First Party or The Second Party does not perform the obligations as stipulated in the Agreement.

b. The First Party or The Second Party shall be deemed to be negligent under the Agreement if any of the representations and/or warranties made by either Party is proven to be untrue, false or falsified.

c. The Second Party is deemed negligent under the Agreement if The Second Party does not pay the rental fee as referred to in Article 3 of the Agreement.

d. The Second Party is considered negligent under the Agreement if he does not hand over the Location to The First Party empty of all of The Second Party’s belongings no later than 14 (fourteen) working days after the end of the Lease Period or after the termination of the Agreement.

13.2 If one of the events of negligence occurs, then:

a. The party whose interests have been harmed has the right to terminate the Agreement immediately by written notification to the other Party.

b. In the event that the event of negligence gives rise to the right of The Second Party to terminate the Agreement before the expiration of the Lease Period, The Second Party shall be entitled to a refund from The First Party of the existing Rental Deposit and the remaining rental fees that have been paid in advance, starting from the occurrence of such negligence until upon the termination of the Agreement.

c. If The Second Party has not completed his payment obligations at the time of termination or termination of the Agreement, The Second Party must pay all outstanding invoices.

d. The First Party becomes entitled to use the Rental Deposit to correct the performance of The Second Party’s outstanding payment obligations, with the obligation for The First Party to return the remaining Rental Deposit to The Second Party.

13.3 With respect to the termination as regulated in Article 13 paragraph (13.2) of the Agreement as well as in the event of termination of the Agreement as referred to in Article 10 of the Agreement, the Parties agree to waive the application of the provisions in Article 1266 and Article 1267 of the Civil Code insofar as it involves the need for a court decision to terminate the Agreement.

ARTICLE 14

RETURN OF THE RENT OBJECT

In the event the Lease Period ends or the Agreement terminates, The Second Party is obliged to submit the Location in accordance with the following conditions:

14.1 The Second Party is obliged to submit the Location along with its complete key to The First Party no later than 14 (fourteen) working days after the Lease Period ends or the Agreement terminates.

14.2 The Location must be submitted in a well-maintained condition and empty of all the property of The Second Party, provided that all existing repairs, changes or additions, as well as installed installations that are not returned to their original condition will become the property of The First Party.

14.3 The Second Party shall not be entitled to claim any moving costs or compensation of any kind to The First Party.

14.4 If The Second Party fails or neglects to deliver the Location within 14 (fourteen) working days after the Lease Period ends or the Agreement terminates, The First Party has the right to send a warning letter, maximum extended to a period of 14 (fourteen) more working days before The First Party has the right to take over the Location from The Second Party.

ARTICLE 15

TAXES AND COSTS

15.1 Land and Building Tax (PBB) on Location will be borne by the First Party and must be paid by The First Party.

15.2 The Second Party will pay 11% VAT and The First Party will pay 10% PPM (according to the applicable tax regulations).

15.3 Cost

All costs/expenses for making the Agreement such as legal consultant fees, notaries or other professional fees are the responsibility of the Parties in accordance with the agreement mutually agreed upon by the Parties.

ARTICLE 16

CORRESPONDENCE

16.1 Every notification regarding the Agreement must be submitted in writing and can be by direct delivery, registered mail and facsimile to each Party in accordance with the correspondence address, namely:

The First Party

PT Rizki Lancar Sentosa

Roxy Square Building, Basement Floor

Jin. Kyai Tapa No. 1, Ex. Tomang, District. Grogol Petamburan

West Jakarta - 11440

Tel./Fax.: (021) 50112222,

(021) 56953500 / (021) 56953900

Attn.: Mrs Sriana Agustina

The Second Party

PT Helport Caliconnect Solutions
Perwata Tower–CBD Pluit (15 Floor Suite)
Jl. Pluit Selatan Raya Kav 1, Kel. Pluit, Kec. Penjaringan, Jakarta Utara
Telp.: (081) 226481803
Attn.: Mr Victor

16.2 If otherwise specified in the Agreement, all notices and correspondence relating to the Agreement shall be deemed to have been delivered and received when:

a. The date of receipt of the letter with proof of the recipient’s signature on the expedition book or delivery receipt book, if sent in person.

b. If by registered mail, 3 (three) working days after sending the letter.

c. If by facsimile, at the time of confirmation that the news is received by the Party concerned.

If there is more than one method mentioned above, then the notification is deemed to have been delivered in the most effective way. All notices and documents related to the Agreement are made in Indonesian.

16.3 Any change of address listed/regulated in Article 16 paragraph (16.1) of this Agreement must be notified in writing by the Party concerned to the other Party no later than 7 (seven) working days in advance. If there is no written notification, then the address listed/regulated in the Agreement is considered the last address recorded on each Party.

ARTICLE 17

RESOLUTION OF DISPUTE

17.1 If a dispute arises between the Parties relating to the Agreement, the Parties will endeavor to resolve the dispute through deliberation for consensus.

17.2 If within 30 (thirty) working days the dispute or difference of opinion cannot be resolved by deliberation to reach a consensus, then the Parties agree to resolve the dispute through the Central Jakarta District Court.

ARTICLE 18

APPLICABLE LAW

The validity, interpretation and implementation of the Agreement shall apply to the laws of Republic of Indonesia.

ARTICLE 19

OTHER TERMS

19.1 This Agreement applies to the Parties and/or their successors or successors.

19.2 If one of the provisions in the Agreement conflicts with or cannot be implemented based on the applicable laws and regulations, then that provision is deemed invalid, while the other provisions of the Agreement remain valid as appropriate.

19.3 If either Party finds out that based on the applicable laws and regulations, an action must be taken by either Party or the Parties to the Agreement because if it is not done it will result in a violation of the law, the Party shall immediately notify the other Party.

19.4 The failure of either Party to demand performance of a provision of the Agreement by the other Party at any time shall not affect its right to demand enforcement of that provision for a later time.

19.5 Waiver of either Party for a breach of any provision of the Agreement shall not be construed as waiver for the subsequent breach of that provision.

19.6 The headings in the articles in the Agreement are for reference only to facilitate understanding of the Agreement.

19.7 The existing Annexes (Schedule 1 and Schedule 2), relating to the Agreement are an integral and inseparable part of the Agreement.

19.8 This Agreement is made in Indonesia and English version. In the event of any conflict or inconsistency or ambiguity between the Indonesia version and the English version, the Indonesia version shall prevail.

19.9 Matters that are not or have not been sufficiently regulated in the Agreement, will be decided by the Parties by deliberation and consensus and will be made in an addendum signed by the Parties, which is an integral and inseparable part of the Agreement.

Thus this Agreement is made and signed on the day, date and place as mentioned above, in 2 (two) copies, each with sufficient duty stamp and having the same legal force.

THE FIRST PARTY

PT RIZKI LANCAR SENTOSA

Burham

President Director

THE SECOND PARTY

PT HELPORT CALLCONNECT SOLUTIONS

Yanlong Li

Regional Operation Director